Exhibit 10. 14

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PROMISSORY NOTE

$10,000,000.00	February 15, 2019

FOR VALUE RECEIVED, Falcon International Corp., a Delaware corporation (“Falcon International” or the “Borrower”) hereby promises to pay to the order of Harvest Enterprises, Inc., a Delaware corporation (the “Holder”), the principal sum of $10,000,000.00 (the “Principal Amount”), together with interest thereon beginning to accrue as set forth below (this “Note”). The Holder has previously advanced the Principal Amount as set forth on Schedule A attached hereto (the “Advances”). Interest will accrue on the Principal Amount at a simple rate of interest of eight percent (8%) per annum from and after the date hereof. Unless earlier accelerated by the Holder upon the occurrence of an Event of Default (as defined below) in accordance with Section 3 below, the principal of this Note and all accrued unpaid interest will be due and payable by the Borrower nine (9) months from the date hereof (the “Maturity Date”) unless previously converted at the option of Falcon International pursuant to Section 4.1, below. Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the outstanding principal at the base rate of interest set forth above plus 10% per annum (a total of 18%) (“Default Rate Interest”).

Capitalized terms not otherwise defined in this Note will have the meanings set forth in the Agreement and Plan of Merger and Reorganization entered into among Harvest Health & Recreation, Inc., Harvest California Acquisition Corp., the Borrower and its shareholders dated February 14, 2019 (the “Merger Agreement”).

1.       Payment. Principal and accrued interest thereon is due and payable upon the Maturity Date; or if earlier, following the acceleration by the Holder of payments of principal, interest, and any other payment under this Note upon the occurrence of an Event of Default (as defined below) in accordance with Section 2 below.

1.1       All payments will be made in lawful money of the United States of America at the principal office of the Holder, or at such other place as the Holder may from time to time designate in writing to the Borrower. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal.

1.2       Prepayment of principal, together with accrued unpaid interest, may be made at any time without the written consent of the Holder and without any prepayment penalty.

2.       Events of Default. The following events shall constitute an Event of Default (an “Event of Default”) under this Note if not cured by the Borrower within the applicable time period set forth below after their occurrence:

2.1       Failure of the Borrower to make payments of principal or accrued interest under this Note when due and such failure is not cured within five (5) business days of written notice of such failure from the Holder to the Borrower;

2.2       Breach by the Borrower of any of its covenants under this Note (other than those contemplated by Section 2.1) and such breach has not been cured within ten (10) days of written notice of its occurrence;

2.3       Breach of any of the Borrower’ representations or warranties set forth herein, and such breach, if curable, has not been cured within ten (10) days of written notice by the Holder to the Borrower thereof;

2.4       The Borrower, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Laws”), (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (d) makes a general assignment for the benefit of its creditors or (e) admits in writing that it is generally unable to pay its debts as they become due; or

2.5       A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against the Borrower in an involuntary case, (b) appoints a Custodian of the Borrower or (c) orders the liquidation of the Borrower.

2.6       The occurrence of a Company Party Default as provided for in the Merger Agreement.

2.7       Upon the occurrence of such an Event of Default under this Note (after giving effect to applicable cure periods), the Holder shall have the right to demand full payment of the outstanding principal and interest payable under this Note, in addition to any other right or remedy available to a creditor at law or equity. In connection with such acceleration described herein, the Holder need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Security Agreement at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note.

3.       Trigger Events. This Note will be paid in full or converted as provided for in Section 4.1 without notice or demand, upon the occurrence of an Event of Default (after giving effect to applicable cure periods).

4.       Conversion Rights; Prepayment.

4.1       In the event the Closing (as defined in the Merger Agreement) does not occur prior to the Termination Date, Falcon International shall have the right to convert all or any part of the outstanding and unpaid principal amount of this Note, accrued and unpaid interest and such other amounts as may due to the Holder under this Note (the “Indebtedness”) into that number of shares of Falcon International’s common stock determined by dividing the amount to be converted by the value of Falcon International common stock on a fully diluted basis as of the time of conversion based on a deemed pre-money enterprise value of Falcon International on a consolidated basis of $100,000,000 (the “Conversion Shares”).

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4.2       The Borrower may prepay this Note at any time in full in cash (“Optional Redemption”) by paying to the Holder the sum of (a) all of the Principal Amount then outstanding, and (b) accrued but unpaid interest through the date of payment.

5.       Representations and Warranties of the Borrower. Each of the Borrower represents and warrants to the Holder that the following representations are true and complete as of the date of this Note, except as otherwise indicated.

5.1       Authorization; Enforceability. Each of the Borrower has all requisite power and authority to enter into this Note, to carry out and perform its obligations under the terms of this Note. This Note has been duly authorized (including by the Borrower’ Managers and members to the extent required), validly executed and delivered on behalf of the Borrower and is a valid and binding obligation of the Borrower, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies such as specific performance or injunctive relief are subject to the discretion of the court before which any proceeding may be brought.

5.2       No Conflicts. The execution, delivery and performance of this Note by the Borrower and the consummation by the Borrower of the transactions contemplated hereby (excluding, for the avoidance of doubt, any transactions contemplated by the Merger Agreement) do not and will not (a) conflict with or violate any provision of the Borrower’ certificate of incorporation and bylaws or any other organizational documents, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Borrower debt or otherwise) or other understanding to which the Borrower are a party or by which any property or asset of the Borrower are bound or affected, or (c) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Borrower are subject (including federal and state securities laws and regulations), or by which any property or asset of the Borrower are bound or affected.

5.3       Bankruptcy or Insolvency. No bankruptcy or similar insolvency proceeding under state or federal law has been filed, or is currently being contemplated, with respect to any of the Borrower.

5.4       Compliance. The Borrower are not (a) in default under, and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Borrower under, nor have the Borrower received notice of a claim that they are in default under, any loan agreement or any other agreement or instrument to which they are a party, (b) in violation of any judgment, decree or order of any state or local court, arbitrator or other governmental authority or (c) in violation of any state or local statute, rule, ordinance or regulation of any governmental authority, including without limitation all state and local laws relating to cannabis, taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

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6.       [INTENTIONALLY DELETED]

7.       Miscellaneous.

7.1       Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Borrower may not assign its obligations under this Note without the written consent of the Holder. This Note is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

7.2       Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Venue for resolution of any disputes with respect to the payment of this Note shall be in Maricopa County, Arizona.

7.3       Counterparts. This Note may be executed in counterparts, which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4       Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

7.5       Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 7.5).

7.6       Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Note.

7.7       Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to seek reimbursement for all reasonable and documented legal fees, court costs and expenses incurred by the prevailing party in connection with the enforcement or interpretation of this Note with respect to the particular claim such party had prevailed (including reasonable and documented legal fees in connection with any litigation, including any appeal therefrom).

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7.8       Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Borrower and the Holder. Any waiver or amendment effected in accordance with this Section 7.8 will be binding upon each future holder of this Note and the Borrower.

7.9       Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of this Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

7.10       Transfer, Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Holder may assign, pledge, or otherwise transfer this Note without the prior written consent of the Borrower. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Borrower without the prior written consent of Holder except in connection with an assignment in whole to a successor corporation to the Borrower, provided that (a) such successor Borrower acquires all or substantially all of the Borrower property and assets and (b) none of the Holder’s rights hereunder are impaired.

7.11       Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

7.12       Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Borrower under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

[signature pages follow]

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IN WITNESS WHEREOF, this Note has been duly executed by the Borrower and the Holder as of the day and year first above written.

BORROWERS:

falcon international corp.

By:	/s/ James Kunevicius
Name:	James Kunevicius
Title:	Chief Executive Officer
Address:	360 E. 1st Street, Unit 579
Tustin, CA 92780
Attn:	James Kunevicius
Email:	[***]

Agreed to and accepted:

HARVEST ENTERPRISES, INC.

By:	/s/ Steve Gutterman
Name:	Steve Gutterman
Title:	President
Address:	1155 W. Rio Salado Parkway, Suite 201
Tempe, AZ 85281

Email Address: [***]

SCHEDULE A

DISBURSEMENT SCHEDULE

Date	Amount
10/17/2018	$2,500,000.00
11/21/2018	$2,500,000.00
12/13/2018	$5,000,000.00
Total	$10,000,000.00